Prospectus Supplement No. 3

Filed Pursuant to Rule 424(b)(3)

File No. 333-116394

Prospectus Supplement No. 3

(to Prospectus dated May 12, 2005)

This Prospectus Supplement No. 3 supplements and amends the Prospectus dated May 12, 2005, as supplemented and amended by Supplement No. 1 thereto dated May 20, 2005, and Supplement No. 2 thereto dated June 14, 2005 (collectively, the “Prospectus”), relating to the sale from time to time of up to 8,496,887 shares of our common stock by certain selling shareholders.

On July 15, 2005, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K relating to certain compensatory arrangements with executive officers.  The attached information supplements and supersedes, in part, the information contained in the Prospectus.

This Prospectus Supplement No. 3 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MDCV.”  On July 14, 2005, the closing price of a share on the OTC Bulletin Board was $1.00.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 6 of the Prospectus dated May 12, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 3 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is July 15, 2005.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 11, 2005

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-33295	41-1717208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 11, 2005, our board of directors approved certain compensation arrangements for two executive officers, Marc P. Flores, our President and Chief Executive Officer, and John H. Jungbauer, our Vice President and Chief Financial Officer.  Subject to entering into written, at-will employment agreements, we will continue the existing employment of these officers at their current base salary levels, $222,500 for Mr. Flores and $200,000 for Mr. Jungbauer.  The board also approved severance arrangements for these officers whereby a severance payment would be made if the officers were terminated in connection with a change of control of our company, upon a termination of employment without cause, or a termination of employment by the officer for good reason, including, but not limited to, a reduction of the officer’s compensation; a reduction of authority and responsibility; a relocation of place of employment; or a breach of the employment arrangement by our company.  The severance payment to Mr. Flores would equal one year of base salary, and the severance payment to Mr. Jungbauer would be six months of base salary; and, if at the end of such six-month period, Mr. Jungbauer was not employed or engaged as a consultant or independent contractor, we would pay him up to an additional six months of base salary until he is employed or engaged as a consultant.  In addition to payments of base salary, we have agreed to pay or reimburse these officers for medical (COBRA) benefits for the periods covered by the severance payments.

In addition to severance payments, the officers have agreed to certain nondisclosure and inventions provisions and certain noncompetition and nonrecruitment provisions during the term of employment and for a period of one year after termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: July 15, 2005	By:	/s/	John H. Jungbauer
John H. Jungbauer
Vice President, Finance and Chief Financial Officer